Exhibit 21.1

SUBSIDIARIES OF AMERICAN ENERGY FIELDS, INC.

 The following is a list of subsidiaries of American Energy Fields, Inc.:

Subsidiary                                                        Jurisdiction of Organization
 Green Energy Fields, Inc.                             Nevada
CPX Uranium, Inc.                                         Nevada